Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-190648) and related Prospectus of PetroQuest Energy, Inc. for the registration of $200,000,000 of 10% Senior Notes due 2017 and to the incorporation by reference therein of our reports dated March 11, 2013, with respect to the consolidated financial statements of PetroQuest Energy, Inc., and the effectiveness of internal control over financial reporting of PetroQuest Energy, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New Orleans, Louisiana

September 17, 2013